Exhibit 23.3
Consent of Independent Auditors
We consent to the inclusion in this registration statement on Form S-1 of Swisher Hygiene, Inc., of our report dated February 11, 2011, relating to our audits of the consolidated financial statements of Choice Environmental Services, Inc. and Subsidiaries and Affiliate as of and for the years ended September 30, 2010 and 2009, and our report, dated March 14, 2011, on our reviews of the consolidated financial statements of Choice Environmental Services, Inc. and Subsidiaries and Affiliate for the three months ended December 31, 2010 and 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreischer Miller

Horsham, Pennsylvania
March 31, 2011